EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of February 11, 2013 (this “Agreement”), is made by and between Comarco, Inc., a corporation incorporated under the laws of the State of California (the “Company”), and Elkhorn Partners Limited Partnership, a limited partnership organized and existing under the laws of the State of Nebraska (the “Purchaser”).  The Company and the Purchaser are sometimes referred to collectively, as the “Parties” and individually as a “Party”.  Unless otherwise defined herein or the context indicates otherwise, terms with initial capital letters in this Agreement shall have the respective meanings given to them in the Loan Agreement (as hereinafter defined).

RECITALS

WHEREAS, Purchaser desires to purchase from the Company and the Company desires to sell to Purchaser a total of 6,250,000 shares (the “Shares” and each a “Share”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), for an aggregate purchase price of One Million Dollars ($1,000,000);

WHEREAS, in connection with the purchase of the Shares by Purchaser hereunder and concurrently herewith, Purchaser is making a $1,500,000 secured loan (the “Loan”) to the Company and its wholly owned subsidiary, Comarco Wireless Technologies, Inc. (“CWT”), pursuant to a Secured Loan Agreement of even date herewith (as amended from time to time, the “Loan Agreement”) by and among the Purchaser, as Lender, and the Company and CWT, as the Borrowers;

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6), Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”) as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.           Purchase and Sale of the Shares.

1.1           Purchase and Sale.  The Company hereby agrees to sell to Purchaser and Purchaser agrees to purchase from the Company, at the Closing and on the terms and conditions hereinafter set forth, a total of Six Million Two Hundred Fifty Thousand (6,250,000) shares of the Company’s Common Stock.  The Company and the Purchaser are executing and delivering this Agreement and consummating the transactions contemplated hereby in accordance with and in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and Section 4(6) of the Securities Act, and Regulation D as promulgated by the SEC thereunder.

1.2           Purchase Price and Closing.  The aggregate purchase price payable by Purchaser to the Company for the Shares is One Million Dollars ($1,000,000).

1.3           Conditions Precedent.  It is a condition precedent to the sale by the Company of the Shares to Purchaser and the purchase of the Shares by Purchaser hereunder that:

(a)           the Parties and CWT shall have executed and delivered the Loan Agreement and concurrently herewith Purchaser shall have made the Loan to the Company and CWT (who, together, shall sometimes be referred to herein as the “Comarco Parties”); and

(b)           the Comarco Parties shall have executed and delivered to Purchaser, concurrently herewith, the Other Loan Documents (as defined in the Loan Agreement) and they shall have performed their respective obligations thereunder required to have been performed by them on or before the Closing Date under the Other Loan Documents.

2.           The Closing.  The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth P.C. in Newport Beach, California on the date hereof (the “Closing Date”) and concurrently with the funding of the Loan by Purchaser to the Comarco Parties.  Subject to the terms and conditions of this Agreement, Purchaser shall pay the Purchase Price to or on behalf of the Company as follows:

(a)           on the Closing Date, Purchaser shall, by wire transfer in immediately available funds, pay to Broadwood Partners L.P. (“Broadwood”), from the proceeds of the sale of the Shares hereunder (the “Sale Proceeds”), the amount by which the Payoff Amount, as set forth in the Payoff Letter executed by and received from Broadwood, a copy of which is attached as Exhibit A hereto (the “Payoff Letter”), exceeds the principal amount of the Loan; and

(b)           Purchaser shall pay to the Company, by wire transfer in immediately available funds in accordance with the wire transfer instructions set forth in Exhibit B hereto, the remaining balance of the Sale Proceeds, net of expenses reimbursable by the Company to Purchaser pursuant to this Agreement or the Loan Agreement, on such date as the Pledged Shares (as defined in the Loan Agreement) and the related stock power and proxy are delivered by Broadwood to Purchaser as provided in the Payoff Letter.  Promptly, but in no event later than three (3) business days thereafter, the Company shall deliver or cause to be delivered to Purchaser one stock certificate, registered in the name of Purchaser, evidencing its ownership of the Shares purchased hereunder.

3.           Representations and Warranties of the Company.  Except as may otherwise be set forth in a written disclosure schedule delivered by the Company to Purchaser and its counsel at least two (2) hours prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Purchaser as follows:

3.1           Incorporation of Certain Representations and Warranties from the Loan Agreement.  There is hereby incorporated herein by reference, as an integral part of this Agreement, the representations and warranties of the Company and CWT that are set forth in Subsections 4.01(a) through 4.01(k), inclusive, of the Loan Agreement, as if those representations and warranties were made again hereunder, except that, for purposes of this Agreement, the term “Borrower” and “Borrowers” in those representations and warranties shall mean the Company, the term “Agreement” shall mean this Stock Purchase Agreement, and not the Loan Agreement, and the term “Transaction Documents” shall be deemed stricken from those representations and warranties.

3.2           Capitalization of the Company.

(a)           Authorized and Outstanding Capital Stock of the Company.  As of the date hereof, the authorized capital stock of the Company consists of (a) 10,000,000 shares of Preferred Stock, no par value per share, and (b) 50,625,000 shares of Common Stock, $0.10 par value per share.  As of the date hereof, (i) no shares of the Preferred Stock are outstanding and the Board of Directors of the Company has not authorized or approved any issuance of any shares of Preferred Stock and none are designated or outstanding; and (ii) 7,822,339 shares of Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights (and none were issued in violation of preemptive rights).  No shares of the Preferred Stock or Common Stock are held in the treasury of the Company or by any of its subsidiaries.

(b)           Options, Warrants, Reserved Shares.  As of the date hereof (i) a total of 764,500 shares of Common Stock are reserved for issuance on exercise of currently outstanding stock options and a total of 4,326 shares of Common Stock are subject to vesting under restricted stock awards heretofore granted under Company equity incentive plans, and an additional 455,224 shares of Common Stock are reserved for issuance in connection with stock options or other equity awards that may be granted in the future under the Company equity incentive plans (the “Company Incentive Shares”), and (ii) the number of shares of Company Common Stock, set forth in the Company Disclosure Schedule, are reserved for issuance on exercise of warrants to purchase shares of Company Common Stock (“Warrant Shares”).  Except as set forth in the preceding sentence or in the Company Disclosure Schedules, and except as provided in the Loan Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or any of its subsidiaries of any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of the Company’s capital stock or that of any of its Subsidiaries.  Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor or the Company or any other person), pursuant to any agreement or commitment of the Company.

3.3           No Conflict.  The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder in accordance with the terms hereof: (i) will not violate the organizational documents of the Company; (ii) will not violate any decree or judgment of any court or governmental authority applicable to or binding to the Company; (iii) will not require the consent of any third party or governmental entity under any laws; (iv) will not violate any laws applicable to the Company; and (v) will not violate or breach any contractual obligation to which the Company is a party, assuming that the Broadwood Loan (as defined in the Loan Agreement) has been paid in full.

3.4           Intellectual Property.

(a)           For purposes of this Section 3.4, the following terms shall have the respective meanings set forth below:

(i)           The term “Patents” shall mean all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the laws of any jurisdiction;

(ii)          The term “Marks” shall mean all trademarks, service marks, trade names, and all applications, registrations and renewals thereof;

(iii)         The term “Copyrights” shall mean all copyrights and registrations and applications therefor and works of authorship.

(iv)         The term “Licenses” means any agreements or contractual rights or other arrangements in writing which entitle the Company or CWT to use Intellectual Property of others (other than licenses of or other rights to use commercial off-the-shelf software).

(v)          The term “Intellectual Property” shall mean Patents, Marks and Copyrights and Licenses (as hereinabove defined).

(vi)         The phrase “Knowledge of the Company” means the actual knowledge of any of the executive officers of the Company.

(b)           Section 3.4(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, Marks and Copyrights that are owned or used by the Company or CWT, other than those which individually or in the aggregate are not material to the business, financial condition, results of operations or value of the Company and CWT (considered as a whole).  Section 3.4(b) of the Company Disclosure Schedule also lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(c)           Except as may be disclosed otherwise in Schedule 3.4(c) of the Company Disclosure Schedule, the Company or CWT is the sole and exclusive owner of, or if expressly so indicated in that Section of the Company Disclosure Schedule, the valid licensee or assignee of, all right, title and interest in and to all of the Patents, Marks and Copyrights listed in Section 3.4(b) of the Company Disclosure Schedule, in each case free and clear of all Liens, other than Permitted Liens (as defined in the Loan Agreement) or obligations to others.  Section 3.4(c) of the Company Disclosure Schedule also contains a list of the Licenses, other than those which individually or in the aggregate are not material to the business, financial condition, result of operations or value of the Company and CWT (considered as a whole”).

(d)           Except as disclosed in Schedule 3.4(d) of the Company Disclosure Schedule, to the Knowledge of the Company the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or CWT in connection with their respective businesses, as currently conducted or currently proposed to be conducted, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, License or trade secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or CWT is a party).  The Intellectual Property owned by or licensed to the Company or CWT includes all of the Intellectual Property used by the Company and CWT to conduct their respective businesses in the manner in which such businesses are currently being conducted and, to the Knowledge of the Company, as currently proposed to be conducted.

(e)           Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the Licenses listed in Section 3.4(c) of the Company Disclosure Schedule, neither the Company nor CWT is required or obligated to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and CWT as currently conducted or as currently proposed to be conducted.

(f)           Each of the Intellectual Property Licenses listed in Section 3.4(c) of the Company Disclosure Schedule, is in full force and effect and is the legal, valid and binding obligation of the Company or CWT, enforceable against it in accordance with its terms.  Neither the Company nor CWT is in material default under any such Licenses, nor, to the Knowledge of the Company, is any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice or both would constitute a material default by the Company or CWT thereunder.  No party to any such Intellectual Property Licenses has exercised any termination rights with respect thereto.  The consummation of the transactions contemplated by this Agreement and the Loan Agreement will not contravene or constitute a default under any such Licenses or require the prior consent or approval of any party thereto.

3.5           No Broker. The Company has not taken any action that would give rise to any claim by any person or entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.6           Litigation.  No proceedings relating to the Shares are pending or, to the knowledge of the Company, threatened before any court, arbitrator or administrative or governmental body that would adversely affect the Company’s right to transfer the Shares to Purchaser.

4.             Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1           Acquisition for Investment.  The Purchaser is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Purchaser does not have a present intention to sell the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity.  The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and its subsidiaries and to the officers of the Company and its subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.2           Accredited Investor.  The Purchaser is an Accredited Investor as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Company.

4.3           Opportunities for Additional Information.  The Purchaser acknowledges that its representatives have had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

4.4           No General Solicitation. The Purchaser acknowledges that the Shares were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

4.5           Pre-Existing Relationship with the Company.   As of the date hereof (and before giving effect to the transactions contemplated hereby, Purchaser owns approximately nine percent (9%) of the issued and outstanding common stock of the Company and one of Purchaser’s officers is serving and, since 2011 has served, on the Board of Directors of the Company.

5.             Restrictions on Transferability of Shares.

5.1           Transfer Restrictions.  Purchaser covenants and agrees not to sell or otherwise transfer the Shares other than in a transaction that is (i) registered under the Securities Act or is exempt from the registration requirements thereof and (ii) qualified or exempt from the qualification requirements under any applicable state securities laws.  If Purchaser requests the Company to register or cause to be registered in its books or records any sale, transfer or other disposition (a “Transfer”) of the Shares in a transaction that is not registered under the Securities Act or is not qualified under applicable state securities laws, the Company may refuse to register such Transfer in its books and records until it receives an opinion of counsel or other evidence that is reasonably satisfactory to the Company and its counsel that such Transfer is exempt from the registration requirements of the Securities Act and the qualification requirements under applicable state securities laws.

5.2           Restrictive Legend.  The stock certificate or certificates that will be issued to the Purchaser to evidence its ownership of the Shares shall bear the restrictive legend set forth in Exhibit C hereto or a restrictive legend substantially similar thereto.

6.            Miscellaneous.

(a)           Successors and Assigns.  Subject to Section 5 hereof, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that the Company shall not assign nor delegate any of the obligations created under this Agreement without the prior written consent of the Purchaser.  Subject to Purchaser’s representations and warranties in Section 4 hereof and the restrictions on transfer set forth Section 5 hereof, Purchaser shall have no restriction on assignment or delegation of any obligations created hereunder.

(b)           Notices.  To be effective, any notice or other communication under or pertaining to this Agreement must be in writing and will be deemed given (i) when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), (ii) on the first Business Day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or (iii) on the third Business Day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

For the Company

Comarco, Inc.
25541 Commercentre Drive
Lake Forest, CA 92630
Attn: Tom Lanni, President and CEO
Facsimile: (949) 599-1430
Email:  tlanni@comarco.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth PC
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92651
Attn: Ben A. Frydman
Facsimile:  (949) 823-5150
Email:   bfrydman@sycr.com

  For Purchaser:

Elkhorn Partners Limited Partnership
2222 Skyline Drive
Elkhorn, NE 68022-1745
Attn: Alan S. Parsow, General Partner
Facsimile: (402) 289-3750
Email:  ElkhornPartnersLP@gmail.com

with a copy (which shall not constitute notice) to:

McGrath North Mullin & Kratz, PC LLO
First National Tower, Suite 3700
1601 Dodge Street,
Omaha NE 68102
Attn:  Jason D. Benson, Esq.
Facsimile (402) 341-0216

Email: jbenson@mcgrathnorth.com

(c)           Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by each Party.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)           Severability.  In case any one or more of the provisions contained in this Agreement shall be held, by a court of competent jurisdiction, to be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(e)           Fees and Expenses.  The Purchaser shall receive, on or before the Closing Date hereof, all fees and reimbursement for all expenses required to be paid by the Company, including, but not limited to, the reasonable fees and expenses of the Purchaser’s legal counsel.

(f)           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which executed counterparts, and any photocopies or facsimile or digital copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(g)           Entire Agreement; No Third Party Beneficiaries.  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the transactions contemplated herein and (ii) is not intended to confer upon any person other than the Parties any rights or remedies.

(h)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(i)           Further Assurances.  Each Party hereto shall execute and deliver after the date hereof such additional documents and instruments and take such additional actions as the other Party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

COMARCO, INC.

By:       /s/ THOMAS W. LANNI
Name:   Thomas W. Lanni
Title:  President and CEO

ELKHORN PARTNERS LIMITED PARTNERSHIP

By:  Parsow Management, LLC, General Partner

By:    /s/  ALAN S. PARSOW
Name:  Alan S. Parsow
Title:    Manager